Exhibit 99.1
Harbin Electric to Acquire Xi’an Simo Motor Inc. (Group), a Leading Electric Motor Company in China

Harbin, China, October 6, 2009 – Harbin Electric, Inc. (“Harbin Electric” or the “Company”, NASDAQ: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People’s Republic of China, today announced that Harbin Tech Full Electric Co. Ltd. (“Harbin Tech Full”), a wholly owned subsidiary of the Company, has entered into a definitive Agreement dated as of October 2, 2009 (the “Agreement”) to acquire Xi’an Simo Motor Incorporation (Group) (“Simo Motor”), one of China’s leading electric motor companies.

Pursuant to the terms of the Agreement, Harbin Tech Full has agreed to acquire 100% of the outstanding shares and all of the corresponding assets of Simo Motor in consideration for the payment of a purchase price equal to no less than six (6) times and no more than eight (8) times the 2008 audited net profits of Simo Motor. The closing of the acquisition is conditioned upon the completion of the registration of the share transfer with the requisite PRC authorities, which is expected to occur within the next 25 business days.  The Company expects this acquisition to be earnings accretive immediately.  The Company intends to utilize a portion of the proceeds from the public offering it completed in August 2009 to finance the payment of the purchase price.

With more than 50 years of history, Simo Motor is a leading developer and manufacturer of industrial rotary motors in China, providing electrical driving systems for a wide range of industrial applications. For the fiscal year ended December 31, 2008, Simo Motor’s total unaudited revenues were approximately RMB 1,116.1 million (USD $160.9 million) and its unaudited net profits were approximately RMB 100.2 million (USD $14.4 million). Harbin Electric will publicly disclose Simo Motor’s audited financial statements upon completion of the auditing process.

(The exchange rate used for currency conversion is RMB 0.14415/USD for the year ended December 31, 2008.)

“We are extremely pleased with this acquisition,” Harbin Electric's Chairman and Chief Executive Officer Tianfu Yang commented. “We believe that Simo Motor is a great company with demonstrated strengths in its area of expertise.  As one of the market leaders and best-known brands in China’s electric motor industry, we believe that the acquisition of Simo Motor will bring considerable value to Harbin Electric and its shareholders.”

“Simo Motor produces an extended range of specialized and large-size industrial rotary motors such as high/low voltage motors and AC/DC motors, some of which only a very few companies in China have the capabilities to produce. We expect, therefore, that this acquisition will further enhance our competitiveness in the market place and will allow us to quickly respond to the fast growing demand for electric motors generated by the accelerated industrialization and modernization of China.”

“We further believe that the acquisition of Simo Motor will result in significant synergies, thanks to economies of scale in raw material purchasing, manufacturing, research & development, and management efficiency as we consolidate and streamline operations on both sides. We anticipate that our combined enlarged customer base will enable all our business lines to expand sales opportunities and revenues.”

Chairman Yang concluded: “With this acquisition, we believe that we are poised to become one of China’s largest and most diversified developer and manufacturer of electric motors across all technologies: linear motors, micro-motors, and rotary motors. We will now turn our attention to successful integration and continued growth on a solid manufacturing platform. We believe that this acquisition represents the start of a new chapter in our development that will create significant value for our shareholders. It is our belief that we are well on our way to becoming a global leader in the electric motor industry.”

Houlihan Lokey Howard & Zukin Financial Advisors, Inc. advised the Company in connection with the transaction and assisted the Company in evaluating the target.

The Company will present at William Blair Third Annual Emerging Growth Stock Conference at 4:15 p.m. on October 6 and at Roth China Conference at 2:00 p.m. on October 13. The management team will address questions from the investors at the conferences during the Q&A sessions immediately following the presentations and during one-on-one meetings. The presentations will be webcast live on the following websites:

http://www.harbinelectric.com
http://www.wsw.com/webcast/blair18/hrbn/
http://www.wsw.com/webcast/roth22/hrbn/

About Simo Motor

Simo Motor was initially established in 1955 as a state-owned company and one of the major backbone companies of China’s electric motor industry. In January 2004, Simo Motor was privatized as a shareholding company. Currently located in Xi’an City’s Economy and Technology Development Zone, Simo Motor has become a leading developer and manufacturer of industrial rotary motors that provides solutions for electrical driving systems. It develops and manufactures various industrial motors including some 28 series, over 450 categories and more than 8,000 models of high and low voltage, small, medium, and large-sized motors with output power ranging from 0.35kW to 13,200kW. Its products are widely used in the machine tool, pump, blower, compressor, transportation, agriculture and food industry, steel rolling, power supply, building and construction materials industry, aviation, navigation, hi-tech fields, etc.  Its products are also sold in the advanced industrial markets of North America, Europe and Asia.  Market penetration in Africa, Southeast Asia and the Middle East is also rapidly increasing. Simo Motor occupies 200,000 square meters of land and employs more than 2,000 people.

About Harbin Electric

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized and value-added products. Its major product lines include linear motors, automobile specialty micro-motors, and industrial rotary motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in oil services, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, petrochemical, as well as in the metallurgical and mining industries.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Through its U.S. and China-based subsidiaries, the Company operates three manufacturing facilities in China located in Harbin, Weihai, and Shanghai with a total of approximately 1,800 employees. Each of the three manufacturing facilities is dedicated to a specific product line and is equipped with state-of-the-art production equipment and quality control systems.

As China continues to grow its industrial base, Harbin Electric aspires to be a pioneer in leading the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit http://www.harbinelectric.com.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2008. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may, “will,” “should,” “project,” “plan,” “seek,” “intend ,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

For investor and media inquiries, please contact:

    In China
     Harbin Electric, Inc.
     Tel:   +86-451-8611-6757
     Email: MainlandIR@Tech-full.com

    In the U.S.
     Christy Shue
     Harbin Electric, Inc.
     Executive VP, Finance & Investor Relations
     Tel:   +1-631-312-8612
     Email: cshue@HarbinElectric.com

     Kathy Li
     Christensen Investor Relations
     Tel:   +1-212-618-1987
     Email: kli@christensenir.com